Exhibit 99.4

AMENDMENT TO THE

MRC GLOBAL INC. 2011 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT is made by MRC Global Inc. (the “Company”),

WITNESSETH:

WHEREAS, the Company sponsors and maintains the plan now known as the “MRC Global Inc. 2011 Omnibus Incentive Plan”, as amended (the “Plan”);

WHEREAS, unless the context clearly requires the contrary, capitalized terms that this Amendment uses that this Amendment does not define shall have the meaning that the Plan ascribes to those terms; and references to Articles and Sections mean the articles and sections of the Plan;

WHEREAS, Section 20.1(a) of the Plan authorizes the amendment of the Plan at any time and Section 20.1(b) of the Plan provides that no amendment of the Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange on which Shares are listed;

WHEREAS, as amended, there were 9,897,475 Shares reserved and subject to issuance pursuant to the terms of the Plan;

WHEREAS, the Board and the Compensation & Human Capital Committee have determined that the Plan should be amended (i) to extend the duration of the Plan; and (ii) to increase the number of Shares by 3,000,000 Shares so that the number of Shares that may be issued under the Plan is increased to a total of 12,897,475 Shares.

NOW, THEREFORE, the Board and the Compensation & Human Capital Committee agree that, effective as set forth below, the Plan is amended as follows:

1. Effective February 8, 2022, Section 1.3 of the Plan is hereby amended and restated in its entirety to provide as follows:

1.3. Effective Date; Duration of this Plan. The effective date of the Plan shall be April 9, 2012 (the “Effective Date”). The Plan shall continue indefinitely after the Effective Date until it is terminated pursuant to Section 20.1(a). After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

If the shareholders of the Company do not approve this amendment, the Plan will terminate.

2. Effective as of the date the shareholders of the Company approve the following amendment, and contingent upon the shareholders’ approval of the amendment, Section 4.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

4.1. Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan and the following provisions of this Article 4, the total number of Shares that are available for Awards under the Plan shall be equal to 12,897,475. These Shares may be authorized and unissued Shares or treasury Shares or any combination of the foregoing, as the Board or Committee may determine from time to time. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options.

3. Effective as of the date the shareholders of the Company approve the preceding amendments, the name of the plan is changed to “MRC Global Inc. Omnibus Incentive Plan” and the references to the name of the Plan on the cover page and in the heading on page two of the Plan are revised accordingly and Sections 1.1 and 2.46 of the Plan are hereby amended and restated, respectively, in their entirety to provide as follows:

1.1. Establishment. MRC Global Inc. (formerly McJunkin Red Man Holding Corporation), a Delaware corporation, establishes an incentive compensation plan to be known as the MRC Global Inc. Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

2.46 “Plan” means this MRC Global Inc. Omnibus Incentive Plan, as the same may be amended from time to time.

Approved by the Compensation & Human Capital Committee of the Board of Directors On February 7, 2022

Approved by the Board of Directors On February 8, 2022